SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            Form 8-K


           Current Report Pursuant to Section 13 or 15(d) of
                   The Securities Act of 1934



Date of Report (Date of earliest event reported)  July 21, 1997





                      CHASE PACKAGING CORPORATION

      (Exact name of registrant as specified in its charter)


          Texas                0-21609              93-1216127

     (State or other        (Commission          (I.R.S. Employer
       jurisdiction         File Number)       Identification No.)
     of incorporation)




       2550 N.W. Nicolai Street
           Portland, OR                                 97210

(Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code:  (503) 228-4366

Item 2.  Acquisition or Disposition of Assets.

     Effective July 21, 1997, Chase Packaging Corporation (the "Company") sold to Lockwood Packing Corporation Idaho ("Lockwood") the Company's operation at Idaho Falls, Idaho, as a going concern. The assets sold included substantially all of the Company's equipment, furniture, fixtures, and other assets located in the Company's Idaho Falls, Idaho facility for a total of $75,000.00. In addition, the Company sold inventory from the Idaho Falls operation to Lockwood for $255,000.00. The total proceeds of $330,000.00 were deposited with the Company's bank to pay down the Company's loan balance with the bank.

     Lockwood has entered into a lease with the Company for the Company's Idaho Falls facility. The Company intends to sell the Idaho Falls facility in the near future, and, upon such sale, it is intended that the new owner will lease the property to Lockwood and that the Company's lease with Lockwood will be terminated.

Item 5.  Other Events.

     On July 25, 1997, the Company notified its creditors by mail that the Company is beginning an orderly liquidation of all of its remaining assets outside of a formal bankruptcy or receivership proceeding in a manner which is intended to maximize the asset values. The Company has retained the firm of Edward Hostmann, Inc. to assist the Company in such liquidation. Although it is difficult to determine the return to creditors from such liquidation, at the present time the Company estimates that the general creditors will receive a distribution equal to ten to fifteen (10-15%) of each creditor's claim.

     The Company has experienced losses for the past four years, and the Company's secured lender has decided not to renew the Company's operating line of credit. The Company's Board of Directors has determined that it is in the best interest of the Company and all of its creditors to liquidate in an orderly fashion.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 31, 1997                      CHASE PACKAGING CORPORATION

                                   By:  /s/  DOUG KIRKPATRICK
                                        Doug Kirkpatrick
                                        President and Treasurer
                                        (Principal Executive
                                        Officer and Principal
                                        Financial and
                                        Accounting Officer)

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